CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Investors Fund and Multi-Cap Core Fund

We consent to the use of our reports dated September 14, 2017 with respect to the financial statements and financial highlights of Putnam Investors Fund, and June 9, 2017 with respect to the financial statements and financial highlights of Putnam Multi-Cap Core Fund, included herein, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the headings “Independent Registered Public Accounting Firms” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 11, 2018